FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP NAMES LAIN HANCOCK CEO OF BAI BRANDS

Hancock, a 10-year DPS veteran and member of company executive leadership team, to work closely with Bai president Ken Kurtz to align commercial strategy, deliver plan focused on long-term growth

PLANO, Texas (June 22, 2017) – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that Lain Hancock has been named chief executive officer for Bai Brands. He will take over leadership from Bai founder Ben Weiss, who has left the business.

Hancock had previously served as executive vice president, human resources for DPS. He has also held multiple senior leadership positions with the company’s supply chain organization, including continuous improvement, manufacturing and procurement. He joined the company in 2007 after serving as a consultant at McKinsey & Co. and an aviation branch officer in the U.S. Army.

Hancock will work closely with Ken Kurtz, Bai’s president of sales, to drive alignment and coordination between Bai and the DPS selling organization and deliver profitable growth over the long term for the brand.

“Lain knows how to inspire and lead winning teams and develop and execute business plans guided by data and insight,” said Larry Young, DPS president and CEO. “As part of our executive leadership team for the past four years, he understands how to best bring Dr Pepper Snapple’s full capabilities and resources to support Bai’s sales, marketing and brand building efforts.”

Young added that Weiss is leaving the business with strong momentum and in good hands.

“Ben created one of the beverage industry’s most disruptive innovations in recent years. The team at Bai is well positioned to drive growth for the brand well into the future,” said Young. “We appreciate all that he has done to build an amazing brand and a phenomenal team, and we wish him well.”

Weiss, who started Bai in 2009 in the basement of his Princeton, N.J., home, said, “This is the culmination of an amazing journey for me and my family. What we created at Bai made history. I could not be prouder of the Unbelievers I worked side-by-side with growing Bai to be a disruptor and leader in the beverage industry. This extraordinary brand has been embraced by millions of consumers, and I am confident in its future.”

About Dr Pepper Snapple Group

Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

# # #